Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 17th day of November, 2004, between Accuro Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and John K. Carlyle (“Executive”).

WITNESSETH:

WHEREAS, Executive desires to become the President and Chief Executive Officer of the Company; and

WHEREAS, it is the desire of the Board of Directors of the Company (the “Board of Directors”) to assure itself of the management services of Executive by directly engaging Executive as an officer of the Company and its subsidiaries and affiliates; and

WHEREAS, Executive is desirous of committing himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Employment and Term. (a) The Company hereby agrees to employ Executive as its President and Chief Executive Officer, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing as of September 20, 2004 (the “Effective Date”) and expiring as of 11:59 p.m. on the second anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such second anniversary date, and each anniversary of the date hereof thereafter, the Term of this Agreement shall automatically be extended for one additional year unless at least thirty (30) days prior to each such anniversary date, the Company or Executive shall have given notice that it or he, as applicable, does not wish to extend this Agreement.

(b) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive’s employment hereunder by the Company or the Executive’s undertakings under this Agreement.

2. Duties and Restrictions.

(a) Duties as Employee of the Company. Executive shall serve as the Company’s President and Chief Executive Officer with all such powers and duties as may be set forth in the Company’s Bylaws with respect to, and/or are reasonably incident to, such officerships.

(b) Other Duties. Executive agrees to serve as requested by the Company as a director of the Company, the Company’s subsidiaries and affiliates and in one or more executive offices of any of the Company’s subsidiaries and affiliates; provided, that the Company indemnifies Executive for serving in any and all such capacities in a manner acceptable to the Company and Executive; it being understood that the Executive agrees to serve as the President and Chief Executive Officer and as a member of the Board of Managers of the Company’s parent, Accuro

L.L.C. (formerly I-MaCS Management L.L.C.), a Texas limited liability company (“Parent”). Executive agrees that he shall not be entitled to receive any compensation for serving in any capacities of the Company’s subsidiaries and affiliates other than the compensation to be paid to Executive by the Company pursuant to this Agreement. Executive shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors of the Company shall from time to time reasonably determine, not inconsistent with his position as an executive officer of the Company. Executive shall render his business services exclusively to the Company and its subsidiaries during the Term and shall devote his full time during normal business hours throughout the Term to the services required of him hereunder; provided that the foregoing shall not prohibit Executive from engaging in reasonable charitable, community and personal activities.

(c) Noncompetition. Executive agrees that he will not, for a period of two (2) years following the termination of his employment with the Company, (1) solicit the employment of endeavor to entice away from the Company or its subsidiaries or affiliates or otherwise interfere with any person who was an employee of or consultant to the Company or any of its subsidiaries or affiliates during the one year period preceding such termination, or (2) engage in competition with the Company or any of its subsidiaries or be employed by, associated with, or have any interest in, directly or indirectly (whether as principal, director, officer, employee, consultant, partner, stockholder, trustee, manager, or otherwise), any company that has a principal line of business that is directly competitive with the Company or its subsidiaries or affiliates in any geographical area in which the Company or its subsidiaries or affiliates engages in business at the time of such termination or in which any of them, prior to termination of Executive’s employment, evidenced in writing its intention to engage in business. Notwithstanding the foregoing, Executive shall not be prohibited from owning one percent (1%) or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market.

(d) Confidentiality. Executive shall not, directly or indirectly, at any time during or following the termination of his employment with the Company, reveal, divulge, or make known to any person or entity, or use for Executive’s personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired during the course of employment hereunder with regard to the financial, business, or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (1) material already in the public domain, (2) information of a type not considered confidential by persons engaged in the same business or a similar business to that conducted by the Company, or (3) material that Executive is required to disclose under the following circumstances: (A) in the performance by Executive of his duties and responsibilities hereunder, reasonably necessary or appropriate disclosure to another employee of the Company or to representatives or agents of the Company (such as independent public accountants and legal counsel); (B) at the express direction of any authorized governmental entity; (C) pursuant to a subpoena or other court process; (D) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (E) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with the prosecution of any legal action or proceeding initiated by Executive against the Company or any subsidiary or affiliate of the Company or the defense of any legal action or proceeding initiated against Executive in his capacity as an employee or director of the Company or any subsidiary or affiliate of the Company, Executive shall, at any time requested by the Company (either during or after his employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists, and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

3. Compensation and Related Matters.

(a) Base Salary. Executive shall receive a base salary paid by the Company (“Base Salary”) at the annual rate of (i) Three Hundred Fifty Thousand Dollars ($350,000) during the first calendar year of the Term, (ii) Three Hundred Seventy-Five Thousand Dollars ($375,000) during the second calendar year of the Term and (iii) hi the event this Agreement is renewed automatically as described in Section 1 above, Four Hundred Thousand Dollars ($400,000) during the third calendar year of the Term, payable in substantially equal monthly installments (or such other more frequent times as executives of the Company normally are paid). In addition, the Company’s Board of Directors or Option and Compensation Committee of the Board of Directors shall, in good faith, consider granting increases in the Base Salary based on such factors as Executive’s performance and the growth and/or profitability of the Company, but the Company shall have no obligation to grant such increases in compensation.

(b) Bonus Payments. Executive shall be entitled to receive bonus payments as determined by the Board of Directors at its sole discretion and based on performance or other criteria as may be established from time to time by the Board of Directors.

(c) Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

(d) Other Benefits. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health-and-accident plan, or any other similar plan or arrangement) that would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to paragraph (a) of this Section 3.

(e) Vacations. Executive shall be entitled to twenty (20) paid vacation days in each calendar year commencing on or after September 20, 2004, or such additional number as may be determined by the Board of Directors from time to time. For purposes of this Section 3(e), weekends shall not count as vacation days and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

(f) Perquisites. Executive shall be entitled to receive the perquisites and fringe benefits appertaining to senior executive officers of the Company in accordance with any practice established by the Board of Directors. In the event Executive’s employment hereunder is terminated (whether by Executive or the Company) for any reason whatsoever (other than Executive’s death), then the Company shall, at Executive’s written request and to the extent permitted by the terms of such policies and applicable law, assign and convey to Executive any life insurance policies maintained by the Company on the life of Executive, who shall thereafter be solely responsible, at his election, to pay all premiums payable after such assignment and conveyance to maintain the coverage under such policies with respect to Executive. Executive shall not be required to pay any money or other consideration to the Company upon such assignment and conveyance, it being acknowledged and agreed by the parties hereto that Executive’s execution and delivery hereof constitute adequate and satisfactory consideration for such assignment and conveyance and that the Company is under no obligation to maintain any life insurance policy on the life of Executive.

(g) Proration. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

4. Executive’s Office and Relocation. If the Company requests Executive to report for the performance of his services hereunder on a regular or permanent basis at any location or office more than twenty-five (25) miles from the Executive’s current address (6 Cliff Trail, Frisco, Texas 75034), and Executive agrees to such change, the Company shall pay Executive’s reasonable relocation and moving expenses, including, but not limited to, the cost of moving his immediate family, expenses incurred while seeking new housing (including travel by Executive’s spouse) and temporary living expenses incurred by Executive or his family for up to one hundred eighty (180) days.

5. Termination. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement, only under the following circumstances.

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been unable, with reasonable accommodation, to perform the essential functions of his duties and responsibilities hereunder on a full time basis for one hundred eighty (180) calendar days, whether or not consecutive, within any period of twelve (12) consecutive months, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given (which may occur before or after the end of such one hundred eighty (180) day period) Executive shall not have returned to the performance of his material managerial duties and responsibilities hereunder on a full time basis, the Company may terminate Executive’s employment hereunder.

(c) Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(1)	Executive’s willful or intentional failure to perform Executive’s material duties and responsibilities hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason (as hereinafter defined) by Executive);

(2)	The commission by Executive of dishonesty or fraud of a material nature in connection with the performance of his duties hereunder, intentional violation of law or governmental regulation of a material nature in connection with the performance of his duties hereunder, or willful or intentional misconduct of a material nature in connection with the performance of his duties hereunder;

(3)	Unprofessional or unethical conduct of a material nature by Executive in connection with the performance of his duties hereunder as determined in a final adjudication of any organization having any privilege or right to pass upon the conduct of Executive;

(4)	Intentional or willful conduct by Executive which is materially detrimental to the reputation or business, of the Company, its subsidiaries or affiliates; or

(5)	The continued breach by Executive of any of Executive’s material obligations under this Agreement, including without limitation failure by Executive to obey the reasonable and lawful directives of the Board of Directors of the Company or the Board of Managers of Parent.

(d) Termination by Executive. At his option, Executive may terminate his employment hereunder (1) for Good Reason, or (2) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life.

For purposes of this Agreement, the termination of Executive’s employment hereunder by Executive because of the occurrence of any one or more of the following events shall be deemed to have occurred for “Good Reason”:

(A)	a material change in the nature or scope of Executive’s authorities, status, powers, functions, duties, responsibilities, or reporting relationships that is determined by Executive in good faith to be adverse to those existing before such change;

(B)	any removal by the Company of Executive from his positions indicated in Section 1 hereof or in Section 2(b) hereof with respect to Parent or in the event that the Company does not permit automatic extension of this Agreement pursuant to Section 1 hereof, except in connection with termination of Executive’s employment for Cause or disability;

(C)	a reduction in Executive’s Base Salary or any other failure by the Company to comply with Section 3 hereof that is not consented to or approved by Executive;

(D)	a failure by the Company or any subsidiary or affiliate of the Company to comply with any other material term or provision hereof or of any other written agreement between Executive and the Company or any such subsidiary or affiliate; or

(E)	a refusal by the Executive upon a request by the Company to report for the performance of his services hereunder on a regular or permanent basis at any location or office more than twenty-five (25) miles from the Executive’s current address (6 Cliff Trail, Frisco, Texas 75034), as described in Section 4 above.

6. Compensation Upon Termination or Failure to Renew. Executive shall be, entitled to the following compensation from the Company upon the termination of his employment or upon the Company’s delivery of notice pursuant to Section 1 that the Term of this Agreement shall not following any anniversary of the date hereof be automatically extended for an additional year:

(a) Death. If Executive’s employment shall be terminated by reason of his death, the Company shall pay to such person as shall have been designated in a notice filed with the Company prior to Executive’s death, or, if no such person shall be designated, to his estate as a death benefit, his Base Salary to the date of his death in addition to any payments Executive’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company. In addition, (x) the Company shall make payments of premiums to continue the medical and dental insurance coverage of Executive’s spouse and children under age twenty-five (25) as in effect at and as of the date of Executive’s death (or to provide as similar coverage as possible for the same premiums if the continuation of existing coverage is not permitted) for one (1) year after the date of Executive’s death, in each case to the extent such coverage is available.

(b) Disability. During any period that Executive fails to perform his material managerial duties and responsibilities hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary and any bonus payments until Executive’s employment is terminated pursuant to Section 5(b) hereof or until Executive terminates his employment pursuant to Section 5(d)(2) hereof, whichever first occurs. After such termination, the Company shall pay to Executive, on or before the fifth day following the Date of Termination (as hereinafter defined) his Base Salary to the Date of Termination. In addition, (x) the Company shall make payments of premiums as necessary to cause Executive and Executive’s spouse and children under age twenty-five’ (25) to continue to be covered by the medical and dental insurance as in effect at and as of the Date of Termination (or to provide as similar coverage as possible for the same premiums if the continuation of existing coverage is not permitted) for one (1) year after the Date of Termination, in each case to the extent such coverage is available.

(c) Cause; Termination by the Executive. If Executive’s employment shall be terminated for Cause or terminated by the Executive other than for Good Reason (it being understood that a resignation by the Executive from his position as President and Chief Executive Officer or a member of the Board of Managers of Parent other than for Good Reason shall constitute a termination of employment by the Executive other than for Good Reason for purposes of this Section 7(c)), the Company shall pay Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. Such payments shall fully discharge the Company’s obligations hereunder.

(d) Breach by the Company, for Good Reason, or Upon Failure to Renew. If (1) in breach of this Agreement, the Company shall terminate Executive’s employment (it being understood that a purported termination of Executive’s employment by the Company or removal of the Executive from his position as President and Chief Executive Officer or a member of the Board of Directors pursuant to any provision of this Agreement that is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or (2) Executive shall terminate his employment for Good Reason, or (3) the Company shall give Executive notice pursuant to Section 1 prior to any anniversary of the date hereof that the Term of this Agreement shall not be automatically extended for an additional year on any such anniversary date, then the Company shall pay Executive:

(A)	his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(B)	in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Executive commencing on or before the fifth day following the Date of Termination, a sum in cash equal to two (2) times Executive’s full annual Base Salary at the rate in effect at the tune the Notice of Termination is given payable in equal monthly installments during the 24-month period following such termination; and

(C)	all benefits payable under the terms of any employee benefit plan or other arrangement as of the Date of Termination.

In addition, (x) the Company shall make payments of premiums as necessary to cause Executive and Executive’s spouse and children under age twenty-five (25) to continue to be covered by the medical and dental insurance as in effect at and as of the Date of Termination (or to provide as similar coverage as possible for the same premiums if the continuation of existing coverage is not permitted) for one (1) year after the Date of Termination, in each case to the extent such coverage is available.

(e) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

7. Other Provisions Relating to Termination.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination because of the death of Executive) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (1) if Executive’s employment is terminated by his death, the date of his death; (2) if Executive’s employment is terminated because of a disability pursuant to Section 5(b), then thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (3) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, then, subject to Sections 7(c) and 7(d), the date specified in the Notice of Termination; (4) if the Company or Executive gives notice pursuant to Section 1 prior to any anniversary of the date hereof that the Term of this Agreement shall not be automatically extended for an additional year on any such anniversary date, the date upon which the Term expires; and (5) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

(c) Good Reason. Upon the occurrence of an event described in clauses (A) through (E) of Section 5(d), Executive may terminate his employment hereunder for Good Reason within thirty (30) days thereafter by giving a Notice of Termination to the Company to that effect. If the effect of the occurrence of the event described in clauses (A) through (E) of Section 5(d) may be cured, the Company shall have the opportunity to cure any such effect for a period of thirty (30) days following receipt of Executive’s Notice of Termination. If the Company fails to cure any such effect, the termination for Good Reason shall become effective on the date specified in Executive’s Notice of Termination. If Executive does not give such Notice of Termination to the Company, then this Agreement will remain in effect; provided, however, that the failure of Executive to terminate this Agreement for Good Reason shall not be deemed a waiver of Executive’s right to terminate his employment for Good Reason upon the occurrence of a subsequent event described in clauses (A) through (E) of Section 5(d) in accordance with the terms of this Agreement.

(d) Cause. In the case of any termination of Executive for Cause, the Company will give Executive a Notice of Termination describing in reasonable detail, the facts or circumstances giving rise to Executive’s termination (and, if curable, the action required to cure same) and will permit Executive thirty (30) days to cure such failure to comply or perform and an opportunity to discuss the facts and circumstances regarding the Notice of Termination with the Board of Directors. Executive’s termination for Cause shall be effective as of the date specified in the Notice of Termination or if Executive’s failure to comply is curable, shall be effective within thirty (30) days following Executive’s receipt of a Notice of Termination for cause unless Executive has cured the facts or circumstances giving rise to Executive’s termination for Cause.

(e) Interest. Until paid, all past due amounts required to be paid by the Company under any provision of this Agreement shall bear interest at the highest non-usurious rate permitted by applicable federal state, or local law.

8. Successors; Binding Agreement.

(a) Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

(b) Assumption. The Company will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise) to all or substantially all of the business or assets of the Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume this Agreement and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(c) Certain Payments. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

9. Notice. For purposes of this Agreement, all notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by facsimile or similar electronic device and confirmed, (c) delivered by overnight express, or (d) if sent by any other means, upon receipt. Notices and all other communications provided for in this Agreement shall be addressed as follows:

If to Executive:

John K. Cariyle

6 Cliff Trail

Frisco, Texas 75034

If to the Company:

Accuro Healthcare Solutions, Inc.

13760 Noel Road, Suite 1000

Dallas, Texas 75240

Facsimile: (972) 692-2624

Attention: Chairman

With a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, NY 10111

Facsimile: (212) 841-5725

Attention: Othon A. Prounis, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith.

10. Injunctive Relief. Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 2(c) and (d) hereof would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

11. Miscellaneous. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a written instrument signed by Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas, excluding any choice-of-law provisions thereof. Each of the parties hereto submits itself to the exclusive jurisdiction of any Federal court located in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 11 shall preclude Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

12. Attorney Fees. Except as otherwise provided in Section 10, all reasonable legal fees and costs incurred by Executive in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to Executive as bills for such services are presented by Executive to the Company, unless such dispute or controversy is found to have been brought not in good faith or without merit by a court of competent jurisdiction. It is understood that the Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in negotiating this Agreement.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 2(c) or (d) hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 2(c) or (d) shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be, an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY:

ACCURO HEALTHCARE SOLUTIONS, INC

By:	/s/ D. Scott Mackesy
Name:	D. Scott Mackesy
Title:	Chairman

EXECUTIVE:

/s/ John K. Carlyle
John K. Carlyle